As filed with the Securities and Exchange Commission on May 11, 2011

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): May 9, 2011

OPPENHEIMER HOLDINGS INC.

(Exact Name of Registrant as Specified in its Charter)

Commission File Number 1-12043

Delaware                                                98-0080034

(State of incorporation)            (IRS employer identification number)

125 Broad Street, New York, NY 10004

(Address of principal executive offices) (Zip code)

(212) 668-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CRF 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

ITEM 5.07. Submission of Matters to a Vote of Security Holders.

(a)

On May 9, 2011, Oppenheimer Holdings Inc. (the “Company”) held its Annual Meeting of Stockholders (the “Annual Meeting”) in New York City.

(b)

At the Annual Meeting, the holders of the Company’s Class B voting common stock (“Class B Voting Stock”) elected the eight directors named below to serve until their successors are elected and qualified.  The votes for such persons were as follows:

Name	For	Withheld	Broker Non-Votes
R. Crystal	96,516	0	160
W. Ehrhardt	96,516	0	160
M.A.M. Keehner	96,516	0	160
A.G. Lowenthal	96,516	0	160
K.W. McArthur	96,516	0	160
A.W. Oughtred	96,516	0	160
E.K. Roberts	96,516	0	160
B. Winberg	96,516	0	160

In addition, at the Annual Meeting, the holders of the Company’s Class B Voting Stock ratified the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the 2011 fiscal year and authorized the Audit Committee to fix such auditor’s remuneration with 96,676 votes for such proposal, 0 votes against, and 0 abstentions as to such proposal.

Further, at the Annual Meeting, the holders of the Company’s Class B Voting Stock approved the issuance of up to 500,000 shares of Class A non-voting common stock to the Oppenheimer & Co. Inc. Employee Share Plan with 96,496 votes for such proposal, 20 votes against, and 0 abstentions as to such proposal.

With respect to the advisory (non-binding) vote on executive compensation, including change of control provisions, as described in the Company’s proxy statement, holders of the Company’s Class B Voting Stock voted for the proposal with 96,468 votes for such proposal, 8 votes against, and 40 abstentions as to such proposal.

With respect to the advisory (non-binding) vote on the frequency of an advisory vote on executive compensation, holders of the Company’s Class B Voting Stock voted for the proposal with 95,440 votes for every three years, 1,026 votes for every two years, 10 votes for every year, 40 abstentions and 160 broker non-votes as to such proposal.

(c)

Not applicable.

(d)

Not currently applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Oppenheimer Holdings Inc.

Date: May 11, 2011 By: /s/ E.K. Roberts --------------------------------- E.K. Roberts President and Treasurer (Duly Authorized Officer and Principal Financial Officer)

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